Exhibit 21.1

List of Subsidiaries:

Manhattan Bagel Company, Inc., a New Jersey corporation

Chesapeake Bagel Franchise Corp., a New Jersey corporation

Einstein and Noah Corp., a Delaware corporation

Einstein/Noah Bagel Partners, Inc., a California corporation

I. & J. Bagel, Inc., a California corporation